Condensed Consolidated Financial Statements

Condensed Consolidated Statements of Earnings
(in millions of Canadian dollars except per share amounts)

	3 months ended March 31
Unaudited	2022	2021

Revenues (Note 3)	735	642
Fuel and purchased power (Note 4)	238	245
Carbon compliance	19	50
Gross margin	478	347
Operations, maintenance and administration (Note 4)	112	103
Depreciation and amortization	117	149
Asset impairment charge (reversal) (Note 5 and 13)	(42)	29
Taxes, other than income taxes	8	9
Net other operating income	(17)	(10)
Operating income	300	67
Equity income	2	2
Finance lease income	5	7
Net interest expense (Note 6)	(67)	(63)
Foreign exchange gain and other gains	2	8
Earnings before income taxes	242	21
Income tax expense (Note 7)	36	20
Net earnings	206	1

Net earnings (loss) attributable to:
TransAlta shareholders	186	(30)
Non-controlling interests (Note 8)	20	31
	206	1
Weighted average number of common shares outstanding in the period (millions)	271	270
Net earnings (loss) per share attributable to common shareholders, basic and diluted (Note 15)	0.69	(0.11)

See accompanying notes.

TRANSALTA CORPORATION F1

Condensed Consolidated Financial Statements

Condensed Consolidated Statements of Comprehensive Income (Loss)
(in millions of Canadian dollars)

	3 months ended March 31
Unaudited	2022	2021
Net earnings	206	1
Other comprehensive income (loss)
Net actuarial gains on defined benefit plans, net of tax(1)	18	37
Losses on derivatives designated as cash flow hedges, net of tax	(1)	(1)
Total items that will not be reclassified subsequently to net earnings	17	36
Losses on translating net assets of foreign operations, net of tax	(14)	(13)
Gains on financial instruments designated as hedges of foreign operations, net of tax	10	5
Losses on derivatives designated as cash flow hedges, net of tax(2)	(82)	(23)
Reclassification of gains on derivatives designated as cash flow hedges to net earnings, net of tax(3)	(15)	(18)
Total items that will be reclassified subsequently to net earnings	(101)	(49)
Other comprehensive loss	(84)	(13)
Total comprehensive income (loss)	122	(12)

Total comprehensive income (loss) attributable to:
TransAlta shareholders	146	(2)
Non-controlling interests (Note 8)	(24)	(10)
	122	(12)
 (1) Net of income tax expense of $5 million for the three months ended March 31, 2022 (2021 — $11 million expense).
(2) Net of income tax recovery of $23 million for the three months ended March 31, 2022 (2021 —$8 million recovery).
(3) Net of reclassification of income tax recovery of $4 million for the three months ended March 31, 2022 (2021 —$5 million recovery).

See accompanying notes.

TRANSALTA CORPORATION F2

Condensed Consolidated Financial Statements

Condensed Consolidated Statements of Financial Position
(in millions of Canadian dollars)

Unaudited	March 31, 2022	Dec. 31, 2021
Current assets
Cash and cash equivalents	1,221	947
Restricted cash	49	70
Trade and other receivables	542	651
Prepaid expenses	49	29
Risk management assets (Note 9 and 10)	514	308
Inventory	154	167
Assets held for sale	27	25
	2,556	2,197
Non-current assets
Investments	106	105
Long-term portion of finance lease receivables	172	185
Risk management assets (Note 9 and 10)	375	399
Property, plant and equipment (Note 11)
Cost	13,318	13,389
Accumulated depreciation	(8,127)	(8,069)
	5,191	5,320
Right-of-use assets	93	95
Intangible assets	265	256
Goodwill	463	463
Deferred income tax assets	57	64
Other assets	147	142
Total assets	9,425	9,226

Current liabilities
Accounts payable and accrued liabilities	841	689
Current portion of decommissioning and other provisions (Note 13)	46	48
Risk management liabilities (Note 9 and 10)	459	261
Current portion of contract liabilities	16	19
Income taxes payable	12	8
Dividends payable (Note 15 and 16)	39	62
Current portion of long-term debt and lease liabilities (Note 14)	832	844
	2,245	1,931
Non-current liabilities
Credit facilities, long-term debt and lease liabilities (Note 14)	2,391	2,423
Exchangeable securities	736	735
Decommissioning and other provisions (Note 13)	680	779
Deferred income tax liabilities	346	354
Risk management liabilities (Note 9 and 10)	138	145
Contract liabilities	12	13
Defined benefit obligation and other long-term liabilities	237	253
Total liabilities	6,785	6,633
Equity
Common shares (Note 15)	2,892	2,901
Preferred shares (Note 16)	942	942
Contributed surplus	25	46
Deficit	(2,270)	(2,453)
Accumulated other comprehensive income	106	146
Equity attributable to shareholders	1,695	1,582
Non-controlling interest (Note 8)	945	1,011
Total equity	2,640	2,593
Total liabilities and equity	9,425	9,226
Commitments and contingencies (Note 17)
Subsequent events (Note 19)

See accompanying notes.

TRANSALTA CORPORATION F3

Consolidated Financial Statements

Condensed Consolidated Statements of Changes in Equity
(in millions of Canadian dollars)

Unaudited					Accumulated other comprehensive income		Attributable to non-controlling interests
3 months ended March 31, 2022	Common shares	Preferred shares	Contributed surplus	Deficit		Attributable to shareholders		Total
Balance,Dec. 31, 2021	2,901	942	46	(2,453)	146	1,582	1,011	2,593
Net earnings	—	—	—	186	—	186	20	206
Other comprehensive income (loss):
Net losses on translating net assets of foreign operations, net of hedges and of tax	—	—	—	—	(4)	(4)	—	(4)
Net losses on derivatives designated as cash flow hedges, net of tax	—	—	—	—	(98)	(98)	—	(98)
Net actuarial gains on defined benefits plans, net of tax	—	—	—	—	18	18	—	18
Intercompany FVOCI investments	—	—	—	—	44	44	(44)	—
Total comprehensive income (loss)	—	—	—	186	(40)	146	(24)	122
Common share dividends	—	—	—	—	—	—	—	—
Shares purchased under normal course issuer bid ("NCIB") program (Note 15)	(15)	—	—	(3)	—	(18)	—	(18)
Effect of share-based payment plans	6	—	(21)	—	—	(15)	—	(15)
Distributions paid, and payable, to non-controlling interests (Note 8)	—	—	—	—	—	—	(42)	(42)
Balance, March 31, 2022	2,892	942	25	(2,270)	106	1,695	945	2,640

3 months ended March 31, 2021	Common shares	Preferred shares	Contributed surplus	Deficit	Accumulated other comprehensive income	Attributable to shareholders	Attributable to non-controlling interests	Total
Balance, Dec. 31, 2020	2,896	942	38	(1,826)	302	2,352	1,084	3,436
Net earnings (loss)	—	—	—	(30)	—	(30)	31	1
Other comprehensive income (loss):
Net losses on translating net assets of foreign operations, net of hedges and tax	—	—	—	—	(8)	(8)	—	(8)
Net losses on derivatives designated as cash flow hedges, net of tax	—	—	—	—	(44)	(44)	2	(42)
Net actuarial gains on defined benefits plans, net of tax	—	—	—	—	37	37	—	37
Intercompany FVOCI investments	—	—	—	—	43	43	(43)	—
Total comprehensive income (loss)	—	—	—	(30)	28	(2)	(10)	(12)
Effect of share-based payment plans	(2)	—	(8)	—	—	(10)	—	(10)
Distributions paid, and payable, to non-controlling interests (Note 8)	—	—	—	—	—	—	(37)	(37)
Balance, March 31, 2021	2,894	942	30	(1,856)	330	2,340	1,037	3,377

 See accompanying notes.

TRANSALTA CORPORATION F4

Condensed Consolidated Financial Statements

Condensed Consolidated Statements of Cash Flows
(in millions of Canadian dollars)

	3 months ended March 31
Unaudited	2022	2021
Operating activities
Net earnings	206	1
Depreciation and amortization (Note 18)	117	204
Gain on sale of assets	—	(1)
Accretion of provisions (Note 13)	9	7
Decommissioning and restoration costs settled (Note 13)	(7)	(3)
Deferred income tax expense (recovery) (Note 7)	24	(3)
Unrealized gain from risk management activities	(129)	(20)
Unrealized foreign exchange gain	(2)	(9)
Provisions	5	(4)
Asset impairment charges (reversals) (Note 5 and 13)	(42)	29
Equity income, net of distributions from investments	(1)	(2)
Other non-cash items	(13)	(14)
Cash flow from operations before changes in working capital	167	185
Change in non-cash operating working capital balances	284	72
Cash flow from operating activities	451	257
Investing activities
Additions to property, plant, and equipment (Note 11)	(72)	(98)
Additions to intangible assets (Note 12)	(21)	(1)
Restricted cash	22	17
Proceeds on sale of property, plant and equipment	—	4
Realized losses on financial instruments	(1)	(2)
Decrease in finance lease receivable	11	10
Other	11	(5)
Change in non-cash investing working capital balances	(22)	(36)
Cash flow used in investing activities	(72)	(111)
Financing activities
Net decrease in borrowings under credit facilities	—	(114)
Repayment of long-term debt	(25)	(18)
Dividends paid on common shares (Note 15)	(14)	(12)
Dividends paid on preferred shares (Note 16)	(10)	(10)
Repurchase of common shares under NCIB (Note 15)	(15)	(4)
Proceeds on issuance of common shares	1	—
Distributions paid to subsidiaries' non-controlling interests (Note 8)	(42)	(37)
Decrease in lease liabilities	(1)	(2)
Financing fees and other	—	(2)
Change in non-cash financing working capital balances	—	(1)
Cash flow used in financing activities	(106)	(200)
Cash flow from (used in) operating, investing and financing activities	273	(54)
Effect of translation on foreign currency cash	1	(1)
Increase (decrease) in cash and cash equivalents	274	(55)
Cash and cash equivalents, beginning of period	947	703
Cash and cash equivalents, end of period	1,221	648
Cash taxes paid	18	12
Cash interest paid	47	51
See accompanying notes.

TRANSALTA CORPORATION F5

Notes to Condensed Consolidated Financial Statements

Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Tabular amounts in millions of Canadian dollars, except as otherwise noted)

1. Corporate Information
A. Description of the Business
TransAlta Corporation (“TransAlta” or the “Company”) was incorporated under the Canada Business Corporations Act in March 1985. The Company became a public company in December 1992. Its head office is located in Calgary, Alberta.

Operating Segments
During the fourth quarter of 2021, the Company realigned its current operating segments to better reflect a change in how TransAlta’s President and Chief Executive Officer (the chief operating decision maker) ("CODM") reviews financial information in order to allocate resources and assess performance. The primary changes were the elimination of the Alberta Thermal and the Centralia segments, and the reorganization of the North American Gas and Australia Gas segments into a new "Gas" segment. The Alberta Thermal facilities that have been converted to gas have been included in the Gas segment. The remaining assets previously included in Alberta Thermal, including the mining assets and those facilities not converted to gas and the remaining Centralia unit, are included in a new "Energy Transition" segment. No changes were made to the Hydro and Wind and Solar segments. This change better aligns with the Company's long-term strategy and reflects its Clean Electricity Growth Plan.

B. Basis of Preparation
These unaudited interim condensed consolidated financial statements have been prepared in compliance with International Accounting Standard (“IAS”) 34 Interim Financial Reporting using the same accounting policies as those used in the Company's most recent audited annual consolidated financial statements, except as outlined in Note 2. These unaudited interim condensed consolidated financial statements do not include all of the disclosures included in the Company’s audited annual consolidated financial statements. Accordingly, they should be read in conjunction with the Company’s most recent audited annual consolidated financial statements which are available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

The unaudited interim condensed consolidated financial statements include the accounts of the Company's and the subsidiaries that it controls.

The unaudited interim condensed consolidated financial statements have been prepared on a historical cost basis, except for certain financial instruments, which are stated at fair value.

These unaudited interim condensed consolidated financial statements reflect all adjustments which consist of normal recurring adjustments and accruals that are, in the opinion of management, necessary for a fair presentation of results. Interim results will fluctuate due to plant maintenance schedules, the seasonal demands for electricity and changes in energy prices. Consequently, interim condensed results are not necessarily indicative of annual results. TransAlta’s results are partly seasonal due to the nature of the electricity market and related fuel costs. Higher maintenance costs are ordinarily incurred in the second and third quarters when electricity prices are expected to be lower, as electricity prices generally increase in the winter months in the Canadian market.

These unaudited interim condensed consolidated financial statements were authorized for issue by the Audit, Finance and Risk Committee on behalf of TransAlta's Board of Directors (the "Board") on May 5, 2022.

TRANSALTA CORPORATION F6

Notes to Condensed Consolidated Financial Statements
C. Use of Estimates and Significant Judgements
The preparation of these unaudited interim condensed consolidated financial statements in accordance with IAS 34 requires management to use judgment and make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosures of contingent assets and liabilities. These estimates are subject to uncertainty. Refer to Note 2(P) of the Company’s most recent audited annual consolidated financial statements for further details. Actual results could differ from these estimates due to factors such as fluctuations in interest rates, foreign exchange rates, inflation and commodity prices, and changes in economic conditions, legislation and regulations.

Changes in Estimates
During the three months ended March 31, 2022, the global economy continued to recover from the COVID-19 pandemic. Energy prices have strengthened due to elevated uncertainty of global oil and natural gas supply given the war in Ukraine. Estimates to the extent to which the geopolitical events may, directly or indirectly, impact the Company's operations, financial results and conditions in future periods are also subject to significant uncertainty. Uncertainty related to COVID-19 and the geopolitical events have been considered in our estimates as at and for the period ended March 31, 2022.

Provisions for Decommissioning and Restoration Activities
The Company recognizes provisions for decommissioning and restoration obligations. Initial decommissioning provisions, and subsequent changes thereto, are determined using the Company’s best estimate of the required cash expenditures, adjusted to reflect the risks and uncertainties inherent in the timing and amount of settlement. During the first quarter of 2022, the provision for the decommissioning and restoration obligations decreased as a result of higher discount rates, largely driven by underlying market benchmark yields. Refer to Note 13 for further details.

Defined benefit obligation
The liability for pension and post-employment benefits and associated costs included in compensation expenses are impacted by estimates related to changes in key actuarial assumptions, including discount rates. As a result of increases in discount rates, largely driven by increases in market benchmark rates, the defined benefit obligation decreased to $205 million as at March 31, 2022 from $228 million as at Dec. 31, 2021.

2. Material Accounting Policies
The accounting policies adopted in the preparation of the unaudited interim condensed consolidated financial statements are consistent with those followed in the preparation of the Company’s annual consolidated financial statements for the year ended Dec. 31, 2021, except for the adoption of new standards effective as of Jan. 1, 2022 and interpretations or amendments that have been issued but are not yet effective.

A. Current Accounting Policy Changes

Amendments to IAS 37 Provisions, Contingent Liabilities and Contingent Assets
On May 14, 2020, the IASB issued Onerous Contracts — Cost of Fulfilling a Contract and amendments to IAS 37 Provisions, Contingent Liabilities and Contingent Assets to specify which costs to include when assessing whether a contract will be loss-making. The amendments are effective for annual periods beginning on or after Jan. 1, 2022 and the Company adopted these amendments as of Jan. 1, 2022. The amendments are effective for contracts for which an entity has not yet fulfilled all its obligations on or after the effective date. No adjustments resulted on adoption of the amendments on Jan 1, 2022.

B. Future Accounting Policy Changes
Please refer to Note 3 of the audited annual consolidated financial statements for the future accounting policies impacting the Company. In the three months ended, March 31, 2022, no additional future accounting policy changes impacting the Company were identified.

C. Comparative Figures

Certain comparative figures have been reclassified to conform to the current period’s presentation. These reclassifications did not impact previously reported net earnings.

TRANSALTA CORPORATION F7

Notes to Condensed Consolidated Financial Statements
3. Revenue
Disaggregation of Revenue
The majority of the Company's revenues are derived from the sale of physical power, capacity and environmental attributes, leasing of power facilities, and from asset optimization activities, which the Company disaggregates into the following groups for the purpose of determining how economic factors affect the recognition of revenue.

3 months ended March 31, 2022	Hydro	Wind and Solar	Gas(1)	Energy Transition(2)	Energy Marketing	Corporate and Other	Total
Revenues from contracts with customers
Power and other	5	63	104	4	—	—	176
Environmental attributes	1	7	—	—	—	—	8
Revenue from contracts with customers	6	70	104	4	—	—	184
Revenue from leases(3)	—	—	4	—	—	—	4
Revenue from derivatives and other trading activities (4)	—	(13)	150	48	26	1	212
Revenue from merchant sales	70	22	175	54	—	—	321
Other(5)	1	12	1	—	—	—	14
Total revenue	77	91	434	106	26	1	735

Revenues from contracts with customers
Timing of revenue recognition
At a point in time	1	7	—	4	—	—	12
Over time	5	63	104	—	—	—	172
Total revenue from contracts with customers	6	70	104	4	—	—	184
(1) This segment includes the segments previously known as Australian Gas and North American Gas and the gas generation assets from the segment previously known as Alberta Thermal. Refer to Note 1 for further details.
(2) This segment includes the segment previously known as Centralia and the facilities not converted to gas previously in the Alberta Thermal. Refer to Note 1 for further details.
(3) Total rental income, including contingent rent related to other long-term contracts that meet the criteria of operating leases.
(4) Represents realized and unrealized gains or losses from hedging and derivative positions.
(5) Includes government incentives, and other miscellaneous.

TRANSALTA CORPORATION F8

Notes to Condensed Consolidated Financial Statements

3 months ended March 31, 2021	Hydro	Wind and Solar	Gas(1)	Energy Transition(2)	Energy Marketing	Corporate and Other	Total
Revenues from contracts with customers
Power and other	—	63	97	4	—	—	164
Environmental attributes	—	5	—	—	—	—	5
Revenue from contracts with customers	—	68	97	4	—	—	169
Revenue from leases(3)	—	—	5	—	—	—	5
Revenue from derivatives and other trading activities(4)	—	(4)	(23)	33	61	1	68
Revenue from merchant sales	86	15	185	102	—	—	388
Other(5)	3	7	2	—	—	—	12
Total revenue	89	86	266	139	61	1	642

Revenues from contracts with customers
Timing of revenue recognition
At a point in time	—	5	2	4	—	—	11
Over time	—	63	95	—	—	—	158
Total revenue from contracts with customers	—	68	97	4	—	—	169
(1) This segment includes the segments previously known as Australian Gas and North American Gas and the gas generation assets from the segment previously known as Alberta Thermal. Refer to Note 1 for further details.
(2) This segment includes the segment previously known as Centralia and the facilities not converted to gas previously in the Alberta Thermal. Refer to Note 1 for further details.
(3) Total rental income, including contingent rent related to certain PPAs and other long-term contracts that meet the criteria of operating leases.
(4) Represents realized and unrealized gains or losses from hedging positions.
(5) Includes government incentives, and other miscellaneous.

4. Expenses by Nature
Fuel and purchased power and operations, maintenance and administrative ("OM&A") expenses classified by nature are as follows:

	3 months ended March 31
	2022		2021
	Fuel and purchased power	OM&A	Fuel and purchased power	OM&A
Gas fuel costs	122	—	58	—
Coal fuel costs	39	—	46	—
Royalty, land lease, other direct costs	7	—	5	—
Purchased power	69	—	71	—
Mine depreciation	—	—	55	—
Salaries and benefits	1	58	10	46
Other operating expenses	—	54	—	57
Total	238	112	245	103

TRANSALTA CORPORATION F9

Notes to Condensed Consolidated Financial Statements
5. Asset Impairment Charge (Reversal)
During the period end the Company recognized the following in impairment charge (reversal):

	3 months ended March 31
	2022	2021
Property Plant and Equipment Impairments:
Kaybob Cogeneration Project	—	27
Changes in decommissioning and restoration provisions on retired assets(1)	(42)	(12)
Intangible asset impairment - Coal Rights(2)	—	14
Asset impairment charges and reversals	(42)	29
(1) Changes are related to changes in discount rates on retired assets. Refer to Note 13 for further details.
(2) Impaired to nil as no future coal will be extracted from this area of the mine.

Kaybob Cogeneration Project
Energy Transfer Canada, formerly SemCAMS Midstream ULC ("ET Canada") purported to terminate the agreements related to the development and construction of the Kaybob Cogeneration Project. As a result, during the first quarter of 2021, the Company recorded an impairment of $27 million in the Corporate segment as this facility was not yet operational. The recoverable amount was based on estimated fair value less costs of disposal of reselling the equipment purchased to date. TransAlta has commenced an arbitration seeking compensation for ET Canada's wrongful termination of the agreements. ET Canada seeks a declaration that the Agreements were lawfully terminated.
6. Net Interest Expense
The components of net interest expense are as follows:

	3 months ended March 31
	2022	2021
Interest on debt	41	40
Interest on exchangeable debentures	7	7
Interest on exchangeable preferred shares	7	7
Interest income	(3)	(3)
Capitalized interest (Note 11)	(1)	(5)
Interest on lease liabilities	1	2
Credit facility fees, bank charges and other interest	6	4
Tax shield on tax equity financing	—	1
Other	—	3
Accretion of provisions	9	7
Net interest expense	67	63

On April 27, 2022, the Company declared a dividend of $7 million in aggregate for Exchangeable Preferred Shares at the fixed rate of 1.726 per cent, per share payable on May 31, 2022. The Exchangeable Preferred Shares are considered debt for accounting purposes, and as such, dividends are reported as interest expense.

TRANSALTA CORPORATION F10

Notes to Condensed Consolidated Financial Statements
7. Income Taxes
The components of income tax expense are as follows:

	3 months ended March 31
	2022	2021
Current income tax expense	12	23
Deferred income tax expense (recovery) related to the origination and reversal of temporary differences	158	(19)
Deferred income tax recovery related to temporary difference on investment in subsidiary	(3)	—
Deferred income tax expense (recovery) arising from the writedown (reversal of write-down) of unrecognized deferred income tax assets(1)	(131)	16
Income tax expense	36	20

	2022	2021
Current income tax expense	12	23
Deferred income tax expense (recovery)	24	(3)
Income tax expense	36	20
(1) During the three months ended March 31, 2022, the Company recorded a reversal of write-down of deferred tax assets of $131 million (March 31, 2021 — $16 million write-down). The deferred income tax assets mainly relate to unrecognized tax benefits of losses associated with the Company's directly owned US operations and Canadian operations. The Company evaluates at each period end, whether it is probable that sufficient future taxable income would be available to utilize the underlying tax losses. The Company wrote these assets off as it is not considered probable that sufficient future taxable income will be available to utilize the underlying tax losses.

8. Non-Controlling Interests
The Company’s subsidiaries with significant non-controlling interests are TransAlta Renewables and TransAlta Cogeneration L.P. The net earnings, distributions, and equity attributable to TransAlta Renewables’ non-controlling interests include the 17 per cent non-controlling interest in Kent Hills Wind LP, which owns the 167 MW Kent Hills wind farm located in New Brunswick.

	3 months ended March 31
	2022	2021
Net earnings
TransAlta Cogeneration L.P.	7	12
TransAlta Renewables	13	19
	20	31

Total comprehensive income (loss)
TransAlta Cogeneration L.P.	7	12
TransAlta Renewables	(31)	(22)
	(24)	(10)

Cash distributions paid to non-controlling interests
TransAlta Cogeneration L.P.	17	12
TransAlta Renewables	25	25
	42	37

As at	March 31, 2022	Dec. 31, 2021
Equity attributable to non-controlling interests
TransAlta Cogeneration L.P.	131	142
TransAlta Renewables	814	869
	945	1,011
Non-controlling interests share (per cent)
TransAlta Cogeneration L.P.	49.99	49.99
TransAlta Renewables	39.9	39.9

TRANSALTA CORPORATION F11

Notes to Condensed Consolidated Financial Statements
9. Financial Instruments
A. Financial Assets and Liabilities – Measurement

Financial assets and financial liabilities are measured on an ongoing basis at fair value, or amortized cost.
B. Fair Value of Financial Instruments

I. Level I, II and III Fair Value Measurements
The Level I, II and III classifications in the fair value hierarchy utilized by the Company are defined below. The fair value measurement of a financial instrument is included in only one of the three levels, the determination of which is based on the lowest level input that is significant to the derivation of the fair value.

a. Level I

Fair values are determined using inputs that are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

b. Level II
Fair values are determined, directly or indirectly, using inputs that are observable for the asset or liability.

Fair values falling within the Level II category are determined through the use of quoted prices in active markets, which in some cases are adjusted for factors specific to the asset or liability, such as basis, credit valuation and location differentials.

The Company’s commodity risk management Level II financial instruments include over-the-counter derivatives with values based on observable commodity futures curves and derivatives with inputs validated by broker quotes or other publicly available market data providers. Level II fair values are also determined using valuation techniques, such as option pricing models and interpolation formulas, where the inputs are readily observable.

In determining Level II fair values of other risk management assets and liabilities, the Company uses observable inputs other than unadjusted quoted prices that are observable for the asset or liability, such as interest rate yield curves and currency rates. For certain financial instruments where insufficient trading volume or lack of recent trades exists, the Company relies on similar interest or currency rate inputs and other third-party information such as credit spreads.

c. Level III
Fair values are determined using inputs for the assets or liabilities that are not readily observable.

For assets and liabilities that are recognized at fair value on a recurring basis, the Company determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

There were no changes in the Company’s valuation processes, valuation techniques, and types of inputs used in the fair value measurements during the period. For additional information, refer to Note 15 of the 2021 audited annual consolidated financial statements.
II. Commodity Risk Management Assets and Liabilities

Commodity risk management assets and liabilities include risk management assets and liabilities that are used in the energy marketing and generation businesses in relation to trading activities and certain contracting activities. To the extent applicable, changes in net risk management assets and liabilities for non-hedge positions are reflected within earnings of these businesses.

Commodity risk management assets and liabilities classified by fair value levels as at March 31, 2022, are as follows: Level I — $26 million net asset (Dec. 31, 2021 — $12 million net asset), Level II — $441 million net asset (Dec. 31, 2021 — $122 million net asset) and Level III — $203 million net liabilities (Dec. 31, 2021 — $159 million net asset).

Significant changes in commodity net risk management assets (liabilities) during the three months ended March 31, 2022, are primarily attributable to volatility in market prices on both existing contracts and new contracts as well as contract settlements.

TRANSALTA CORPORATION F12

Notes to Condensed Consolidated Financial Statements
The following tables summarize the key factors impacting the fair value of the Level III commodity risk management assets and liabilities by classification during the three months ended March 31, 2022 and 2021, respectively:

	3 months ended March 31, 2022			3 months ended March 31, 2021
	Hedge	Non-hedge	Total	Hedge	Non-hedge	Total
Opening balance	285	(126)	159	573	9	582
Changes attributable to:
Market price changes on existing contracts	(132)	(205)	(337)	(42)	(17)	(59)
Market price changes on new contracts	—	(37)	(37)	—	(7)	(7)
Contracts settled	(14)	29	15	(30)	5	(25)
Change in foreign exchange rates	(7)	4	(3)	(6)	—	(6)
Net risk management assets (liabilities) at end of period	132	(335)	(203)	495	(10)	485
Additional Level III information:
Losses recognized in other comprehensive income	(139)	—	(139)	(48)	—	(48)
Total gains (losses) included in earnings before income taxes	14	(238)	(224)	30	(24)	6
Unrealized losses included in earnings before income taxes relating to net assets held at period end	—	(209)	(209)	—	(19)	(19)

As at March 31, 2022, the total Level III risk management asset balance was $180 million (Dec. 31, 2021 — $305 million) and Level III risk management liability balance was $383 million (Dec. 31, 2021 — $146 million). The following information on risk management contracts or groups of risk management contracts that are included in Level III measurements, include the effects on fair value of discounting, liquidity and credit value adjustments; however, the potential offsetting effects of Level II positions are not considered. Sensitivity ranges for the base fair values are determined using reasonably possible alternative assumptions for the key unobservable inputs, which may include forward commodity prices, volatility in commodity prices and correlations, delivery volumes, escalation rates and cost of supply.

As at	March 31, 2022
Description	Sensitivity	Valuation technique	Unobservable input	Reasonable possible change
Long-term power sale – US	+17	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease of US$3 or price increase of US$30
-174
Coal transportation – US	+2	Numerical derivative valuation	Illiquid future power prices (per MWh)	Price decrease of US$3 or price increase of US$30
			Volatility	80% to 120%
	-20		Rail rate escalation	zero to 4%
Full requirements – Eastern US	+9	Historical bootstrap	Volume	95% to 105%
	-9		Cost of supply	(+/-) US$1 per MWh
Long-term wind energy sale –Eastern US	+16	Long-term price forecast	Illiquid future power prices (per MWh)	Price increase or decrease of US$6
	-18		Illiquid future REC prices (per unit)	Price decrease of US$2 or increase of US$1
Long-term wind energy sale – Canada	+26	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease of C$25 or increase of C$4
	-11		Wind discounts	5% decrease or 5% increase
Long-term wind energy sale - Central US	+29	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease of US$2 or increase of US$3
	-15		Wind discounts	3% decrease or 3% increase
Others	+5
-5

TRANSALTA CORPORATION F13

Notes to Condensed Consolidated Financial Statements

As at	Dec. 31, 2021
Description	Sensitivity	Valuation technique	Unobservable input	Reasonable possible change
Long-term power sale – US	+22	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease of US$3 or price increase of US$20
-145
Coal transportation – US	+3	Numerical derivative valuation	Illiquid future power prices (per MWh)	Price decrease of US$3 or price increase of US$20
			Volatility	80% to 120%
	-18		Rail rate escalation	zero to 4%
Full requirements – Eastern US	+9	Historical bootstrap	Volume	95% to 105%
	-9		Cost of supply	(+/-) US$1 per MWh
Long-term wind energy sale –Eastern US	+17	Long-term price forecast	Illiquid future power prices (per MWh)	Price increase or decrease of US$6
	-16		Illiquid future REC prices (per unit)	Price decrease of US$3 or increase of US$2
Long-term wind energy sale – Canada	+21	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease of C$24 or increase of C$5
	-11		Wind discounts	5% decrease or 5% increase
Long-term wind energy sale - Central US	+27	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease of US$2 or increase of US$3
	-15		Wind discounts	3% decrease or 3% increase
Others	+6
-6

i. Long-Term Power Sale – US
The Company has a long-term fixed price power sale contract in the US for delivery of power at the following capacity levels: 380 MW through Dec. 31, 2024, and 300 MW through Dec. 31, 2025. The contract is designated as an all-in-one cash flow hedge.

The contract is denominated in US dollars. The US dollar relative to the Canadian dollar strengthened from Dec. 31, 2021, to March 31, 2022, resulting in a increase in the base fair value and the sensitivity values by approximately $3 million and $4 million.

ii. Coal Transportation - US
The Company has a coal rail transport agreement that includes an upside sharing mechanism until Dec. 31, 2025. Option pricing techniques have been utilized to value the obligation associated with this component of the agreement.

iii. Full Requirements – Eastern US
The Company has a portfolio of full requirement service contracts, whereby the Company agrees to supply specific utility customer needs for a range of products that may include electrical energy, capacity, transmission, ancillary services, renewable energy credits and independent system operator costs.

iv. Long-Term Wind Energy Sale – Eastern US
In relation to the Big Level wind facility, the Company has a long-term contract for differences whereby the Company receives a fixed price per MWh and pays the prevailing real-time energy market price per MWh as well as the physical delivery of renewable energy credits ("RECs") based on proxy generation. Commercial operation of the facility was achieved in December 2019, with the contract maturing in December 2034. The contract is accounted for at fair value through profit or loss.
v. Long-Term Wind Energy Sale – Canada
In relation to the Garden Plain wind facility, the Company has entered into two virtual PPAs whereby the Company receives the difference between the fixed contract price per MWh and the Alberta Electric System Operator ("AESO") settled pool price per MWh. Both contracts commence on commercial operation of the facility, which is expected by the end of 2022, and extending for a weighted average of approximately 17 years, from commercial operation. The energy component of the contracts is accounted for at fair value through profit or loss.

TRANSALTA CORPORATION F14

Notes to Condensed Consolidated Financial Statements
In addition to the virtual PPA contract, the Company has entered into a 'bridge contract' that runs 16-months from Sept. 1, 2021 through Dec. 31, 2022, with the potential for extension at the virtual PPA price, depending on the commencement of commercial operations.

vi. Long-Term Wind Energy Sale – Central US
On Dec. 22, 2021, TransAlta executed two long-term virtual PPAs for the off take of 100 per cent of the generation from its 300 MW White Rock East and White Rock West wind power projects (collectively, the "White Rock Wind Projects") to be located in Caddo County, Oklahoma. The Company receives the difference between the fixed contract price per MWh and the settled pool price per MWh. The contracts commence on commercial operation of the facilities, which is expected within the second half of 2023, and extend for greater than 10 years past that date. The energy component of the contracts is accounted for at fair value through profit or loss.

III. Other Risk Management Assets and Liabilities

Other risk management assets and liabilities primarily include risk management assets and liabilities that are used in managing exposures on non-energy marketing transactions such as interest rates, the net investment in foreign operations and other foreign currency risks. Hedge accounting is not always applied.

Other risk management assets and liabilities with a total net asset fair value of $28 million as at March 31, 2022 (Dec. 31, 2021 – $8 million net asset) are classified as Level II fair value measurements. The significant changes in other net risk management assets and liabilities during the three months ended March 31, 2022, are primarily attributable to favorable market prices on existing contracts.

IV. Other Financial Assets and Liabilities

The fair value of financial assets and liabilities measured at other than fair value is as follows:

	Fair value(1)				Total carrying value(1)
	Level I	Level II	Level III	Total
Exchangeable Securities - March 31, 2022	—	739	—	739	736
Long-term debt - March 31, 2022	—	2,974	—	2,974	3,124

Exchangeable securities - Dec. 31, 2021	—	770	—	770	735
Long-term debt - Dec. 31, 2021	—	3,272	—	3,272	3,167
(1) Includes current portion.

The fair values of the Company’s debentures, senior notes and exchangeable securities are determined using prices observed in secondary markets. Non-recourse and other long-term debt fair values are determined by calculating an implied price based on a current assessment of the yield to maturity.

The carrying amount of other short-term financial assets and liabilities (cash and cash equivalents, restricted cash, trade accounts receivable, collateral paid, accounts payable and accrued liabilities, collateral received and dividends payable) approximates fair value due to the liquid nature of the asset or liability. The fair values of the loan receivable and the finance lease receivables approximate the carrying amounts due to the short term nature of these receivables and the amounts receivable represent cash flows from repayments of principal and interest.

C. Inception Gains and Losses
The majority of derivatives traded by the Company are based on adjusted quoted prices on an active exchange or extend beyond the time period for which exchange-based quotes are available. The fair values of these derivatives are determined using inputs that are not readily observable. Refer to section B of this Note 9 above for fair value Level III valuation techniques used. In some instances, a difference may arise between the fair value of a financial instrument at initial recognition (the “transaction price”) and the amount calculated through a valuation model. This unrealized gain or loss at inception is recognized in net earnings (loss) only if the fair value of the instrument is evidenced by a quoted market price in an active market, observable current market transactions that are substantially the same, or a valuation technique that uses observable market inputs. Where these criteria are not met, the difference is deferred on the Condensed Consolidated Statements of Financial Position in risk management assets or liabilities, and is recognized in net earnings (loss) over the term of the related contract. The difference between the transaction price and the fair value determined using a valuation model, yet to be recognized in net earnings, and a reconciliation of changes is as follows:

TRANSALTA CORPORATION F15

Notes to Condensed Consolidated Financial Statements

	3 months ended March 31
	2022	2021
Unamortized net loss at beginning of the period	(102)	(33)
New inception gains	9	2
Change in foreign exchange rates	3	—
Amortization recorded in net earnings during the period	(4)	(4)
Unamortized net loss at end of the period	(94)	(35)

10. Risk Management Activities
The Company is exposed to market risk from changes in commodity prices, foreign exchange rates, interest rates, credit risk and liquidity risk. These risks affect the Company’s earnings and the value of associated financial instruments that the Company holds. In certain cases, the Company seeks to minimize the effects of these risks by using derivatives to hedge its risk exposures. The Company’s risk management strategy, policies and controls are designed to ensure that the risks it assumes comply with the Company’s internal objectives and its risk tolerance. For additional information on the Company's Risk Management Activities please refer to Note 16 of the 2021 audited annual consolidated financial statements.

A. Net Risk Management Assets and Liabilities

Aggregate net risk management assets (liabilities) are as follows:

As at March 31, 2022
	Cash flow hedges	Not designated as a hedge	Total
Commodity risk management
Current	(47)	86	39
Long-term	180	45	225
Net commodity risk management assets	133	131	264
Other
Current	23	(7)	16
Long-term	—	12	12
Net other risk management assets	23	5	28

Total net risk management assets	156	136	292

As at Dec. 31, 2021
	Cash flow hedges	Not designated as a hedge	Total
Commodity risk management
Current	33	12	45
Long-term	252	(4)	248
Net commodity risk management assets	285	8	293
Other
Current	3	(1)	2
Long-term	—	6	6
Net other risk management assets	3	5	8

Total net risk management assets	288	13	301

TRANSALTA CORPORATION F16

Notes to Condensed Consolidated Financial Statements
B. Nature and Extent of Risks Arising from Financial Instruments

I. Market Risk

i. Commodity Price Risk Management – Proprietary Trading

The Company’s Energy Marketing segment conducts proprietary trading activities and uses a variety of instruments to manage risk, earn trading revenue and gain market information. Value at risk ("VaR") is used to determine the potential change in value of the Company’s proprietary trading portfolio, over a three-day period within a 95 per cent confidence level, resulting from normal market fluctuations. Changes in market prices associated with proprietary trading activities affect net earnings in the period that the price changes occur. VaR at March 31, 2022, associated with the Company’s proprietary trading activities was $4 million (Dec. 31, 2021 — $2 million).

ii. Commodity Price Risk – Generation
The generation segments utilize various commodity contracts to manage the commodity price risk associated with electricity generation, fuel purchases, emissions and byproducts, as considered appropriate. VaR at March 31, 2022, associated with the Company’s commodity derivative instruments used in generation hedging activities was $32 million (Dec. 31, 2021 — $33 million). For positions and economic hedges that do not meet hedge accounting requirements or for short-term optimization transactions such as buybacks entered into to offset existing hedge positions, these transactions are marked to the market value with changes in market prices associated with these transactions affecting net earnings in the period in which the price change occurs. VaR at March 31, 2022, associated with these transactions was $47 million (Dec. 31, 2021— $51 million), of which $15 million related to virtual PPAs (Dec. 31, 2021 — $18 million).

II. Credit Risk
The Company uses external credit ratings, as well as internal ratings in circumstances where external ratings are not available, to establish credit limits for customers and counterparties. The following table outlines the Company’s maximum exposure to credit risk without taking into account collateral held, including the distribution of credit ratings, as at March 31, 2022:

	Investment grade (Per cent)	Non-investment grade (Per cent)	Total (Per cent)	Total amount
Trade and other receivables(1,2)	66	34	100	542
Long-term finance lease receivable	100	—	100	172
Risk management assets(1)	91	9	100	889
Total				1,603

(1) Letters of credit and cash and cash equivalents are the primary types of collateral held as security related to these amounts.
(2) Includes $55 million loan receivable with a counterparty that has no external credit rating.

The Company did not have significant expected credit losses as at March 31, 2022.

The maximum credit exposure to any one customer for commodity trading operations and hedging, including the fair value of open trading, net of any collateral held, at March 31, 2022, was $50 million (Dec. 31, 2021 — $37 million).

III. Liquidity Risk

TransAlta continues to be in a strong financial position with no liquidity issues. The Company has sufficient existing liquidity available to meet its upcoming debt maturities. The next major debt repayment is scheduled for November 2022. Our highly diversified asset portfolio, by both fuel type and operating region, provide stability in our cash flows and highlight the strength of our long-term contracted asset base.

TRANSALTA CORPORATION F17

Notes to Condensed Consolidated Financial Statements
Liquidity risk relates to the Company’s ability to access capital to be used for capital projects, debt refinancing, proprietary trading activities, commodity hedging and general corporate purposes. A maturity analysis of the Company’s financial liabilities as well as financial assets that are expected to generate cash inflows to meet cash outflows on financial liabilities, is as follows:

	2022	2023	2024	2025	2026	2027 and thereafter	Total
Accounts payable and accrued liabilities	841	—	—	—	—	—	841
Long-term debt(1)(2)	797	156	113	127	127	1,836	3,156
Exchangeable securities(3)	—	—	—	750	—	—	750
Commodity risk management (assets) liabilities	(14)	(75)	(88)	(80)	(63)	57	(263)
Other risk management assets	(15)	(7)	(5)	—	—	(1)	(28)
Lease liabilities(4)	(7)	4	3	3	3	93	99
Interest on long-term debt and lease liabilities(5)	118	119	114	108	103	782	1,344
Interest on exchangeable securities(3, 5)	53	53	62	—	—	—	168
Dividends payable	39	—	—	—	—	—	39
Total	1,812	250	199	908	170	2,767	6,106
(1) Excludes impact of hedge accounting and derivatives.
(2) Non-recourse bonds include $218 million related to Kent Hills Bond classified as current. Refer to Note 14 for further details.
(3) Assumes the exchangeable securities will be exchanged on Jan. 1, 2025.
(4) Lease liabilities include a lease incentive of $9 million expected to be received in 2022.
(5) Not recognized as a financial liability on the condensed consolidated Statements of financial position.

C. Collateral and Contingent Features in Derivative Instruments

I.Financial Assets Provided as Collateral
At March 31, 2022, the Company provided $20 million (Dec. 31, 2021– $55 million) in cash and cash equivalents as collateral to regulated clearing agents as security for commodity trading activities. These funds are held in segregated accounts by the clearing agents. Collateral provided is included in trade and other receivables in the Consolidated Statements of Financial Position.

II.Financial Assets Held as Collateral
At March 31, 2022, the Company held $270 million (Dec. 31, 2021 – $18 million) in cash collateral associated with counterparty obligations. Under the terms of the contracts, the Company may be obligated to pay interest on the outstanding balances and to return the principal when the counterparties have met their contractual obligations or when the amount of the obligation declines as a result of changes in market value. Interest payable to the counterparties on the collateral received is calculated in accordance with each contract. Collateral held is related to derivative instruments in a net asset position and is included in accounts payable and accrued liabilities in the Consolidated Statements of Financial Position.

III. Contingent Features in Derivative Instruments
Collateral is posted in the normal course of business based on the Company’s senior unsecured credit rating as determined by certain major credit rating agencies. Certain of the Company’s derivative instruments contain financial assurance provisions that require collateral to be posted only if a material adverse credit-related event occurs.

As at March 31, 2022, the Company had posted collateral of $415 million (Dec. 31, 2021 – $356 million) in the form of letters of credit on derivative instruments in a net liability position. Certain derivative agreements contain credit-risk-contingent features, which if triggered could result in the Company having to post an additional $230 million (Dec. 31, 2021 – $120 million) of collateral to its counterparties.

TRANSALTA CORPORATION F18

Notes to Condensed Consolidated Financial Statements
11. Property, Plant and Equipment
During the three months ended March 31, 2022, the Company had additions of $72 million, mainly related to assets under construction for White Rock Wind Project, Horizon Hill wind project, Northern Goldfields Solar Project, Garden Plain wind project and other planned major maintenance. During the three months ended March 31, 2021, the Company had additions of $98 million. The additions mainly related to assets under construction for the Windrise wind project, boiler conversions, Sundance Unit 5 repowering project and other planned major maintenance expenditures.

In the first quarter of 2022, $16 million of costs related to the Windrise transmission infrastructure were reclassified from Property, Plant and Equipment to Other Assets in accordance with the asset transfer agreement, which requires that ownership of these assets be transferred to the transmission line owner.

There was a decrease in the decommissioning provision resulting from an increase in discount rate changes, largely driven by increases in market benchmark rates. This resulted in a decrease in the related assets included in property, plant and equipment by $56 million (March 31, 2021 — $35 million). Refer to Note 13 for further details.

During the three months ended March 31, 2022, the Company capitalized $1 million (March 31, 2021 — $5 million) of interest to PP&E at a weighted average rate of 6.1 per cent (March 31, 2021 —6.1 per cent).

12. Intangible Assets
The Company acquired a portfolio of wind development projects in the US in 2019. Upon moving forward with any of these projects, additional consideration may be payable on a project-by-project basis only in the event a project achieves commercial operations prior to Dec. 31, 2025.

During the three months ended March 31, 2022, the Company recognized and reclassified to intangible assets $21 million (March 31, 2021 — nil) in project development costs related to various US Wind projects. Contingent consideration of $21 million relating to these projects was also recorded in other long- term liabilities.

13. Decommissioning and Other Provisions
The change in decommissioning and other provision balances is as follows:

	Decommissioning and restoration	Other provisions	Total
Balance, Dec. 31, 2021	793	34	827
Liabilities settled	(6)	(1)	(7)
Accretion	9	—	9
Transfers	(2)	—	(2)
Revisions in estimated cash flows(1)	1	3	4
Revisions in discount rates(1)	(99)	—	(99)
Change in foreign exchange rates	(6)	—	(6)
Balance, March 31, 2022	690	36	726
(1) Revisions in discount rates to the decommissioning and restoration provision include $56 million related to PP&E assets and $42 million related to retired assets recorded as an asset impairment reversal.

	Decommissioning and restoration	Other	Total
Balance, Dec. 31, 2021	793	34	827
Current portion	35	13	48
Non-current portion	758	21	779
Balance, March 31, 2022	690	36	726
Current portion	35	11	46
Non-current portion	655	25	680

TRANSALTA CORPORATION F19

Notes to Condensed Consolidated Financial Statements
A. Decommissioning and Restoration

During the first quarter of 2022, the decommissioning and restoration provision was impacted as a result of increases in discount rates, largely driven by increases in market benchmark rates. On average, discount rates increased with rates ranging from 5.0 to 7.6 per cent (Dec. 31, 2021 — 3.6 to 6.5 per cent).

B. Other Provisions
Other provisions also include provisions arising from ongoing business activities and include amounts related to commercial disputes between the Company and customers or suppliers. Information about the expected timing of settlement and uncertainties that could impact the amount or timing of settlement has not been provided as this may impact the Company’s ability to settle the provisions in the most favourable manner.

14. Credit Facilities, Long-Term Debt and Lease Liabilities
The Company has $2 billion (Dec. 31, 2021 —$2 billion) of committed syndicated bank facilities and $0.2 billion of committed bilateral credit facilities, of which $1.2 billion was available as at March 31, 2022 (Dec. 31, 2021 — $1.3 billion) including the undrawn letters of credit. The undrawn credit facilities are the primary source for short-term liquidity after the cash flow generated from the Company's business. Interest rates on the credit facilities vary depending on the option selected (Canadian prime, bankers' acceptances, US LIBOR or US base rate, etc.) in accordance with a pricing grid that is standard for such facilities.

As at March 31, 2022, the Company was in compliance with all debt covenants with the exception of the Kent Hills Bonds ("KH Bonds") as discussed below.

KH Bonds
The KH Bonds issued in October 2017, bear interest at 4.45 per cent, with principal and interest payable quarterly in blended payments until maturity on Nov. 30, 2033. The Kent Hills Wind bond is secured by a first ranking charge over all of the assets of the issuer, Kent Hills Wind LP, which primarily includes the Kent Hills 1, 2 and 3 wind facilities, which at March 31, 2022, had a combined PP&E carrying value of $178 million (Dec. 31, 2021 — $182 million). In the first quarter, the Company repaid $3 million of the principal.

In the fourth quarter of 2021, the Company provided notice to BNY Trust Company of Canada, as trustee (the “Trustee”) that events of default may have occurred under the trust indenture governing the terms of the bonds. Upon the occurrence of any event of default, holders of more than 50 per cent of the outstanding principal amount of the KH Bonds have the right to direct the Trustee to declare the principal and interest on the KH Bonds and all other amounts due, together with any make-whole amount of $23 million (Dec. 31, 2021 — $39 million), to be immediately due and payable and to direct the Trustee to exercise rights against certain collateral. The Company is in negotiations to obtain a waiver and expects to enter into a supplemental indenture during the second quarter of 2022. The Company continues to work to bring the site back to full operation.

Accordingly, the Company has classified the entire carrying value of $218 million for the KH Bonds as a current liability as at March 31, 2022.

15. Common Shares
A. Issued and Outstanding
 TransAlta is authorized to issue an unlimited number of voting common shares without nominal or par value.

	3 months ended March 31
	2022		2021
	Common shares (millions)	Amount	Common shares (millions)	Amount
Issued and outstanding, beginning of period	271.0	2,901	269.8	2,896
Purchased and cancelled under the NCIB	(1.4)	(15)	—	—
Effects of share-based payment plans	0.9	5	—	(2)
Stock options exercised	0.1	1	0.1	—
Issued and outstanding, end of period	270.6	2,892	269.9	2,894

TRANSALTA CORPORATION F20

Notes to Condensed Consolidated Financial Statements
B. Normal course issuer bid ("NCIB") Program
On May 25, 2021, the Toronto Stock Exchange ("TSX") accepted the notice filed by the Company to implement a normal course issuer bid for a portion of our common shares. Pursuant to the NCIB, TransAlta may repurchase up to a maximum of 14,000,000 common shares, representing approximately 7.16 per cent of its public float of common shares as at May 18, 2021. Any common shares purchased under the NCIB will be cancelled. The period during which TransAlta is authorized to make purchases under the NCIB commences on May 31, 2021 and ends on May 30, 2022.

Shares purchased by the Company under the NCIB are recognized as a reduction to share capital equal to the average carrying value of the common shares. Any difference between the aggregate purchase price and the average carrying value of the common shares is recorded in deficit.

The following are the effects of the Company's purchase and cancellation of the common shares during the period:

As at	March 31, 2022	Dec. 31, 2021
Total shares purchased	1,400,000	—
Average purchase price per share	$12.50	—
Total cost (millions)	18	—
Weighted average book value of shares cancelled	15	—
Amount recorded in deficit	3	—

C. Dividends
On April 27, 2022, the Company declared a quarterly dividend of $0.05 per common share, payable on July 1, 2022.

There have been no other transactions involving common shares between the reporting date and the date of completion of these unaudited interim condensed consolidated financial statements.

16. Preferred Shares
A. Issued and Outstanding
All preferred shares issued and outstanding are non-voting cumulative redeemable fixed or floating rate first preferred shares.

	March 31, 2022		Dec. 31, 2021
Series	Number of shares (millions)	Amount	Number of shares (millions)	Amount
Series A	9.6	235	9.6	235
Series B	2.4	58	2.4	58
Series C	11.0	269	11.0	269
Series E	9.0	219	9.0	219
Series G	6.6	161	6.6	161
Issued and outstanding, end of period	38.6	942	38.6	942

B. Dividends
On April 27, 2022, the Company declared a quarterly dividend of $0.17981 per share on the Series A preferred shares, $0.16505 per share on the Series B preferred shares, $0.25169 per share on the Series C preferred shares, $0.32463 per share on the Series E preferred shares, and $0.31175 per share on the Series G preferred shares, all payable on June 30, 2022.

TRANSALTA CORPORATION F21

Notes to Condensed Consolidated Financial Statements
17. Commitments and Contingencies
A. Commitments
Other than the commitments disclosed elsewhere in these unaudited interim condensed consolidated financial statements and those disclosed in the 2021 audited annual financial statements, during 2022, the Company has not incurred any additional material contractual commitments, either directly or through its interests in joint operations.

B. Contingencies
TransAlta is occasionally named as a party in various claims and legal and regulatory proceedings that arise during the normal course of its business. TransAlta reviews each of these claims, including the nature of the claim, the amount in dispute or claimed, and the availability of insurance coverage. There can be no assurance that any particular claim will be resolved in the Company’s favour or that such claims may not have a material adverse effect on TransAlta. Inquiries from regulatory bodies may also arise in the normal course of business, to which the Company responds as required. For the current material outstanding contingencies, please refer to Note 36 of the 2021 audited annual consolidated financial statements. There have been no material updates to any of the contingencies in the three month period ended March 31, 2022.

18. Segment Disclosures
A. Description of Reportable Segments
The Company has six reportable segments as described in Note 1.

The following tables provide each segment's results in the format that the CODM reviews the Company's segments to make operating decisions and assess performance. The tables below show the reconciliation of the total segmented results and adjusted EBITDA to the statement of earnings (loss) reported under IFRS. Prior periods have been adjusted for comparable purposes.

For internal reporting purpose, the earnings information from the Company's investment in the Skookumchuck wind facility has been presented in the Wind and Solar segment on a proportionate basis. Information on a proportionate basis reflects the Company's share of Skookumchuck's statement of earnings on a line-by-line basis. Proportionate financial information is not, and is not intended to be, presented in accordance with IFRS. Under IFRS, the investment in Skookumchuck has been accounted for as a joint venture using the equity method.

TRANSALTA CORPORATION F22

Notes to Condensed Consolidated Financial Statements
B. Reported Adjusted Segment Earnings (Loss) and Segment Assets
Reconciliation of Adjusted EBITDA to Earnings Before Income Tax

3 months ended March 31, 2022	Hydro	Wind & Solar(1)	Gas(2)	Energy Transition(3)	Energy Marketing	Corporate	Total	Equity accounted investments(1)	Reclass Adjustments	IFRS Financials
Revenues	77	95	434	106	26	1	739	(4)	—	735
Reclassifications and adjustments:
Unrealized mark-to-market (gain) loss	—	13	(162)	11	10	—	(128)	—	128	—
Decrease in finance lease receivable	—	—	11	—	—	—	11	—	(11)	—
Finance lease income	—	—	5	—	—	—	5		(5)	—
Unrealized foreign exchange gain on commodity	—	—	—	—	(2)	—	(2)	—	2	—
Adjusted Revenues	77	108	288	117	34	1	625	(4)	114	735
Fuel and purchased power	4	8	131	94	—	1	238	—	—	238
Reclassifications and adjustments:
Australian interest income	—	—	(1)	—	—	—	(1)	—	1	—
Adjusted fuel and purchased power	4	8	130	94	—	1	237	—	1	238
Carbon compliance	—	—	18	1	—	—	19	—	—	19
Gross margin	73	100	140	22	34	—	369	(4)	113	478
Operations, maintenance and administration	11	16	44	16	7	18	112	—	—	112
Taxes, other than income taxes	1	2	4	1	—	—	8	—	—	8
Net other operating income	—	(7)	(10)	—	—	—	(17)	—	—	(17)
Adjusted EBITDA(4)	61	89	102	5	27	(18)	266
Equity income										2
Finance lease income										5
Depreciation and amortization										(117)
Asset impairment reversal										42
Net interest expense										(67)
Foreign exchange gain and other gains										2
Earnings before income taxes										242
(1) The Skookumchuck wind facility has been included on a proportionate basis in the Wind and Solar segment.
(2) Includes the segments previously known as Australian Gas and North American Gas and the gas generation assets from the segment previously known as Alberta Thermal.
(3) Includes the segment previously known as Centralia and the coal generation assets from the segment previously known as Alberta Thermal.
(4) Adjusted EBITDA is not defined and have no standardized meaning under IFRS.

TRANSALTA CORPORATION F23

Notes to Condensed Consolidated Financial Statements

3 months ended March 31, 2021	Hydro	Wind & Solar(1)	Gas(2)	Energy Transition(3)	Energy Marketing	Corporate	Total	Equity accounted investments(1)	Reclass Adjustments	IFRS Financials
Revenues	89	91	266	139	61	1	647	(5)	—	642
Reclassifications and adjustments:
Unrealized mark-to-market (gain) loss	—	5	(23)	6	(8)	—	(20)	—	20	—
Decrease in finance lease receivable	—	—	10	—	—	—	10	—	(10)	—
Finance lease income	—	—	7	—	—	—	7	—	(7)	—
Adjusted Revenues	89	96	260	145	53	1	644	(5)	3	642
Fuel and purchased power(5)	3	4	108	129	—	1	245	—	—	245
Reclassifications and adjustments:
Australian interest income	—	—	(1)	—	—	—	(1)	—	1	—
Mine depreciation	—	—	(27)	(28)	—	—	(55)	—	55	—
Coal inventory write-down	—	—	—	(8)	—	—	(8)	—	8	—
Adjusted fuel and purchased power	3	4	80	93	—	1	181	—	64	245
Carbon compliance	—	—	39	11	—	—	50	—	—	50
Gross margin	86	92	141	41	53	—	413	(5)	(61)	347
Operations, maintenance and administration(5)	8	13	42	23	10	8	104	(1)	—	103
Taxes, other than income taxes	1	3	3	2	—	—	9	—	—	9
Net other operating income	—	—	(10)	—	—	—	(10)	—	—	(10)
Adjusted EBITDA(4)	77	76	106	16	43	(8)	310
Equity income										2
Finance lease income from subsidiaries										7
Depreciation and amortization										(149)
Asset impairment charge										(29)
Net interest expense										(63)
Foreign exchange gain and other gains										8
Earnings before income taxes										21
(1) The Skookumchuck wind facility has been included on a proportionate basis in the Wind and Solar segment.
(2) Includes the segments previously known as Australian Gas and North American Gas and the gas generation assets from the segment previously known as Alberta Thermal. Refer to Note 1 for further details.
(3) Includes the segment previously known as Centralia and the coal generation assets from the segment previously known as Alberta Thermal.
(4) Adjusted EBITDA is not defined and have no standardized meaning under IFRS.
(5) $2 million related to station service costs for the Hydro segment in the three months ended March 31, 2021 was reclassified from operations, maintenance and administration to fuel and purchased power for comparative purposes. This did not impact previously reported net earnings.

TRANSALTA CORPORATION F24

Notes to Condensed Consolidated Financial Statements
Depreciation and Amortization on the Condensed Consolidated Statements of Cash Flows
The reconciliation between depreciation and amortization reported on the condensed consolidated statements of earnings (loss) and the condensed consolidated statements of cash flows is presented below:

	3 months ended March 31
	2022	2021
Depreciation and amortization expense on the condensed consolidated statements of earnings (loss)	117	149
Depreciation included in fuel and purchased power (Note 4)	—	55
Depreciation and amortization on the condensed consolidated statements of cash flows	117	204

19. Subsequent Events
Horizon Hill Wind Project and Fully Executed Corporate PPA with Meta
On April 5, 2022, TransAlta executed a long-term PPA with a subsidiary of Meta Platforms Inc., formerly known as Facebook, Inc. ("Meta"), for 100 per cent of the generation from its 200 MW Horizon Hill wind project to be located in Logan County, Oklahoma. Under this agreement, Meta will receive both renewable electricity and environmental attributes. The facility will consist of a total of 34 Vestas turbines with construction expected to begin in late 2022 and a target commercial operation date in the second half of 2023. TransAlta will construct, operate and own the facility. Total construction capital is estimated at approximately US$290 million to US$310 million and is expected to be financed with a combination of existing liquidity and tax equity financing. Over 90 per cent of project costs are captured under executed turbine supply agreements and engineering, procurement and construction agreements.

Mt Keith 132kV Transmission Expansion
On May 3, 2022, TransAlta Renewables exercised its option to acquire an economic interest in the expansion of the Mt. Keith 132kV transmission system in Western Australia, to support the Northern Goldfields-based operations of BHP Nickel West ("BHP"). Total construction capital is estimated at approximately AU$50 million to AU$53 million. Southern Cross Energy, a subsidiary of the Company, has entered into an engineering, procurement and construction agreement with ASX-listed GenusPlus Group Ltd for the expansion. The project is being developed under the existing PPA with BHP, which has a term of 15 years. In addition, the planned completion date should allow at least a portion of the project to qualify for Australia's "Temporary Full Expensing" COVID-19 tax benefit. The project will facilitate the connection of additional generating capacity to our network to support BHP's operations and increase their competitiveness as a supplier of low-carbon nickel.

Sarnia Cogeneration Facility Contract Extensions
The Company recently entered into agreements with three of its large industrial customers at the Sarnia cogeneration facility. The capacity commitments for the large industrial customers have now been extended to 2031, at rates comparable to current contract rates, which, in each case, are subject to the satisfaction of certain conditions, including the Company entering into a new contract with the Ontario Independent Electricity System Operator (the “IESO”). The IESO is conducting a medium-term procurement process for capacity for 2026 and beyond for existing generation. The Company has bid into the process, and is seeking to secure a contract extension for the Sarnia cogeneration facility following the end of the current IESO contract expiring on Dec. 31, 2025. The Company expects the IESO to announce the successful bids in the third quarter of 2022.

Energy Impact Partners Investment
The Company entered into a commitment to invest US$25 million over the next four years in EIP's Deep Decarbonization Frontier Fund 1 (the “Frontier Fund”). The investment in the Frontier Fund provides the Company with a portfolio approach to investing in emerging technologies and the opportunity to identify, pilot, commercialize and bring to market emerging technologies that will facilitate the transition to net-zero emissions.

TRANSALTA CORPORATION F25